EXHIBIT 99.2

Transcriber’s name:

Maria J.

Transcriber’s Notes:

(Any difficulties experienced, accents and general comments)

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Mr. Arcaini’s line is muffled at times.

Please find attached your transcript for the above referenced conference call.

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START OF RECORDING

Attendance List:

Gianni Arcaini - Chairman, President, CEO

Adrian Goldfarb - EVP, Chief Financial Officer, Director

Title of Meeting:

Q3 2019 Earnings Call

Hosted By:

Gianni Arcaini

Coordinator

Good afternoon.  Welcome to Duos Technologies’ Third Quarter 2019 Earnings Conference Call.  Joining us for today’s call are Duos’ Chairman and CEO Gianni Arcaini and CFO Adrian Goldfarb.  Following their remarks, we will open the call for your questions.  Then, before we come to today’s call, I will provide the necessary cautions regarding the forward-looking statements made by management during this call.

Now, I would like to turn the call over to Duos’ Chairman and CEO, Gianni Arcaini.  Sir, please proceed.

G. Arcaini

Thank you, Roberta.  Welcome, everybody, and thank you for joining us.  Earlier today, we issued a press release announcing our financial results for the third quarter of 2019, as well as other operational highlights.  A copy of the release, by the way, is available in the investor relations section of our website.  I plan to provide additional commentary on our results shortly.

Before we begin with the discussion of our results, I’d like to take a few minutes, as I always do, to provide a brief overview of who we are and what we do, particularly for those who have not been familiar with our company in the past.  At Duos, we provide advanced analytical technology solutions with a strong portfolio of intellectual property.  In simple terms, we create highly sophisticated technology solutions for our wide range of customers.  We focus on improving their business processes to ultimately provide a measureable return on investment.  To that end, we have and completely developed a broad range of proprietary technologies, which we typically deploy as turnkey systems.

These advanced tools include machine learning and other forms of     artificial intelligence, as well as advanced data analytics that we deliver through a combination of our image and data-capture technology suite, which includes backend processing and middleware-branded as Praesidium, and our customer-facing software platform branded as Centraco.

Our chief focus is our mission critical security, inspections and operation applications.  Our target markets predominantly include the rail transportation, retail distribution, critical infrastructure security and the law enforcement sectors.  We estimate that the total adjustable market opportunity combined with core project markets exceeds $100 billion and it is through our strength in our technology development.  One major differentiator is that our technologies do not require any change in our customer’s business practices.

A significant aspect of our core platforms is the adaptability to various verticals requiring very little adjustments to our code and system architecture.  Our long-term market strategy is to be increasingly diversified and set up to address critical and cyclical market segment volatility.

 We will be discussing our results for the quarter in nine months shortly; however, I want to stress that historically our business has been, and for the moment continues to be, subject to shifts in timing, particularly our quarterly numbers.  The results of any one period should be viewed in context of our cumulative performance.  Due to this manner, we are continuing to execute on our long-term business plan to deliver strong growth and ultimately sustain profitability.

Since becoming a public company in 2015, we set out a long-term strategy to not only focus on business in growth markets, but also build a sustainable, competitive advantage as an advanced technology business.  A key element of that plan is to generate growth in an increasing percentage of our business coming from recurring revenues.

I am pleased to say that we are on target with our plan, as will be clear when we update our progress for the TrueVue 360 subsidiary shortly.  While our revenues will continue to fluctuate between products for the time being, we believe that these valuations will become less pronounced as we grow over the next 24 to 36 months, on our way to building a much larger business.

At the beginning of the first quarter of 2019, we launched TrueVue 360, a subsidiary whose mission is to develop, market and operate our artificial intelligence and machine learning programs.  TrueVue 360 will not only serve our current customers, but also pursue many AI opportunities in other verticals.  We began investing and developing resources of TrueVue 360 during the fourth quarter of 2018 and completed our staffing goals by the end of February.  As I mentioned in our previous call, as of the end of the second quarter of this year, TrueVue 360 was fully operational, and has launched its subscription-based model into the market.  I’m excited to report that TrueVue 360 has completed the development of our comprehensive AI platform, which allows us to operate independently from any third parties, which is consistent with our strategic plan.

The next item on our product development roadmap, by the end of the year, we are going to fully migrate our operations from our current third-party platform provider to the TrueVue 360 platform.  That process has progressed rapidly, and we are in good position to get everything finalised prior to the yearend.

Looking ahead, there’s significant potential for licensing our AI models within our current customer base and the adjacent verticals.  We are expecting to benefit from the added revenue, predictability and higher margins that come from the subscription-based model.  In Q3, we announced our first major contract and expect to begin recognising initial revenues from our TrueVue 360 operations beginning in 2020.  Long term, we expect TrueVue 360 to contribute significantly to our recurring revenue base over time.

I would also like to point out that we have built a very strong team of data scientists, software development and AI professionals.  The investment that we have, and will continue to make, in our TrueVue 360 subsidiary is included in our consolidated financial statements.

The completion of our compliance [ph] with the AI platform will allow us to expand our market reach while we [indiscernible - 36:56] rail space and target several verticals to exponentially incorporate artificial intelligence applications into their operations.  Effective January 2020, our plan includes expansion of our business development team dedicated to our AI program.  We are also excited to report that our rail-centric AI applications are rapidly growing and are gaining increased demand by all our rail customers.  Given the significance to the industry, we will announce specific achievements of our AI program in separate communications.

On the HR side of things, we are also in the process of filling a senior business developer role within TrueVue 360.  The rationale to fulfill this newly created position, I should also reiterate that the talent pool available for hiring in today’s market continues to be very tight, specifically for areas in which we are looking.  The investment in our talent pool continues to be a central part of our company’s financial plan.  As of today, our total headcount includes 78 employees domestically, plus 11 full-time contractors overseas.  Our staffing is now in line with current opportunities, but we will continue to evaluate both headcount and skill sets as our business grows in 2020 and beyond.

With that overview now complete, I’d like to provide a brief summary of our results.  In the third quarter, we took additional steps in the right direction generating sequential growth over Q2 and finalising a number of significant contracts in the rail segment of our business.  All of that said, our results in Q3, still some of the lingering effects from the continued project-based delays I spent a great deal of time discussing in our previous call.  We now have good fourth quarter visibility for our full-year guidance projections.  We will also be giving guidance for 2020.

As we have mentioned many times before, and as I alluded to a moment ago, the majority of our current revenue comes from our project-based business.  As such, we believe that the proper way to view our growth and progress is through a 12- to 18-month lens at a minimum.  That said, as a public company, we are faced with the reality that our performance has to be reported based on 90-day windows that are not an accurate reflection of our sales pipeline, operating capability and growth prospects.

While we continue to believe that the rail industry presents a significant growth opportunity for Duos, we have spent the better part of the past year looking at new ways to reduce our susceptibility to the vagaries of the market.  Our efforts within TrueVue 360 represents the first major step in reducing our dependency on project-based revenue volatilities.  In 2019, we set in place a strategy to have our revenues become more consistent between products.  Currently, we receive about 10% of our overall revenues from recurring revenue sources, primarily service and tech support.  As we continue to deploy our systems in the rail business and other markets, our plan is to increase the percentage of overall revenue from 10% to 20% and expect to complete this transition over the next 24 months.

On the plus side, while the past few quarters have been impacted by this lumpiness, there are also quarters where we benefit from the upside scenario. We expect the fourth quarter of this year to be one of those instances.

As I mentioned last quarter, while our additional headcount increases contributed to great operating expenses in the quarter, when compared to the revenues we recorded, having that team now in place, and accounting for the operating capacity they now provide, gives us a great degree of confidence in our ability to execute major projects, concurrently and in shorter time spans.  With our current backlog and the visibility, we have traditional agreements in the last few months of the year.  We’re anticipating a significant growth in revenue going forward.

At this point, I would like to turn the call over to our CFO Adrian Goldfarb, who will walk us through the financial results for the third quarter.  After Adrian’s presentation, I will further discuss our recent progress during the quarter before finishing with a brief update, and our outlook for 2019 and 2020.  Adrian?

A. Goldfarb

Thank you, Gianni.  On previous calls, I have discussed how the majority of our revenue is recognised, and our adoption of ASC 606 at the beginning of last year.  Comparisons of each quarter are now on the same accounting basis.  It should also be noted that the financial results I’ll be discussing represent the consolidation of the company with its subsidiaries, Duos Technologies, Inc. and TrueVue 360, Inc.  All of our investments in the new AI subsidiary are incorporated in the company’s operating expenses.

As I’ve also discussed in previous calls, our revenue recognition policy is based on the principles of ASC 606 using the input method.  Although ASC 606 was not a factor during this quarter, our results can vary substantially between measurement periods, and are highly dependent on the stages of completion of our project business.  This will become less pronounced as the business grows, our revenues are spread between a greater number of projects and recurring revenue portion of our business becomes more meaningful.

Now, turning to our financial results for the third quarter and first nine months of 2019.  Total revenue for the third quarter decreased 57% to $2.2 million compared to $5.1 million in the equivalent quarter in 2018 due to slower than anticipated contract awards from two customers pending resolution of certain terms and conditions.  These orders have now been received.

However, additional execution delays from one customer in the projects portion of our business continued to have an impact albeit to a lesser degree than previously envisioned.  Although these delays may impact the project revenue portion of our business, the net effect is that they are not expected to have any material impact for the full year.  We are continuing to make improvements in our project build and delivery process, largely as a result of the investment in the establishment of the engineering and operation center in 2018, which has shortened delivery times on major projects.

Total revenue for the first nine months of 2019 decreased 17% to $7.9 million compared to $9.49 million in the equivalent year ago period.  The decrease in total revenue reflects unanticipated delays in contract executions for two large new projects and the effect of such delays.  Since we expected these contracts to be signed in 2019, we took the decision to begin acquiring certain components ahead of the contract in order ensure no material impacts to expected revenues for this year.

Maintenance and technical support revenues were low in the quarter and nine-month period as a result of new maintenance contracts being delayed in line with the delays in implementation.  The renewals of existing contracts have somewhat offset this impact, and we believe that a shift to the next generation of technology systems which are currently being installed will have a positive impact going forward.  The maintenance and technical support revenues are driven by successful completion on projects, and represent services and support for those installations.  We expect to continue our growth with a new long-term recurring revenue from our customers, which will be coming online in the next several months.

Gross profit was $1.03 million or 47% of revenues for the current quarter, which was a decrease of 56% from the $2.33 million or 46% of revenues for the equivalent quarter in 2018.  The decrease in gross profit was driven by lower revenues recorded during the period.  However, gross profit as a percentage of revenue increased during the same timeframe.  Going forward, we anticipate that overall gross margins for the full year to be close to historical norms and continue to improve.

Gross profit for the first nine months of 2019 was $3.33 million or 42% of revenues, a decrease of 18% compared to $4.06 million or 43% of revenues for the first nine months of 2018.  The decrease in gross profit was, again, a result of lower revenues recorded during the period.  Gross profit, as a percentage of revenue, has remained stable for the period, and broadly comparable with the same period in the prior year.

Turning to our cost.  Operating expenses increased 27% in Q3 2019 to $2.15 million from $1.69 million in the same quarterly period last year, reflecting an increase in resources related to our anticipated growth.  Selling and marketing expenses increased in line with our investment in resources to support that growth.  The measurable increase in salaries, wages and contract labor during the period is as a result of an anticipated larger order book and also reflects increased spending on research and development staff for our TrueVue 360 subsidiary.  We are also continuing to invest in staff resources to ensure timely execution.

Professional fees were also minimal for the period due to the fact that we are not engaged in any significant activities related to fund raising or other activities outside of the normal course of business.  Other G&A costs were higher as a result of additional business and non-project-related travel.

For the first nine months of 2019, operating expenses increased 33% to $6.36 million from $4.8 million in the same period last year, again reflecting the increase in resources related to anticipated new contracts and investments in research and development staffing.  Selling and marketing expenses increased significantly in line with the company’s plans to grow the business.  The increase in salaries, wages and contract labor was higher during the period due to an increased number of employees, and additional contract expenses related to an overall expected increase in revenues.  These increases are also a result of an increased investment in the company’s TrueVue 360 subsidiary, specifically for R&D staffing.  For the period, there were no revenues for TrueVue 360, although we are anticipating revenues going forward, some of which now appears in the backlog.

Research and development expenses, excluding personnel, decreased for the period.  Professional fees were higher due to an increase in expenses related to legal fees with certain one-time expenses for the recent warrant execution and other expenses related to travel and a much larger workforce, including additional facilities.

Other G&A costs were in line with the additional staff expenses and the growth of the company.  It is anticipated that going forward operating expenses will continue to grow at a slower rate than revenue increases.

We recorded a net loss in Q3 of $1.14 million or $0.04 loss per share compared to net income of $633,000 or $0.03 per share in the equivalent quarter in 2018.  The net loss was primarily attributable to the increase in investment in our AI subsidiary with a decrease in project revenues for the period.

The nine-month period net loss was $3.05 million or $0.13 loss per share compared to a net loss of $745,000 or $0.04 per share in the same period a year ago.  The increase in net loss was primarily attributable to the overall increase in staffing costs related to investment in TrueVue 360 together with increases in general and administrative costs and selling and marketing expenses for the period against lower overall revenue.

Let’s now discuss the balance sheet.  As of September 2019, our cash position remains stable.  We ended the quarter with $767,000 in cash and cash equivalence, an improvement from the prior quarter.  We also had net receivables of more than $1.4 million.  For 2019, we have used $3.6 million in cash and operations due to the impact of the delays previously addressed.  This has largely been offset by financing activities, including warrant executions and short-term debt, some of which already has been repaid.

It should be noted that these numbers include funding of our TrueVue 360 startup costs.  With our improving order book and recent capital infusion from warrant executions and short-term debt, we have sufficient runway to execute on our business plan in 2019.  We remain comfortable with our financial position and anticipate continuing improvements in our balance sheet going forward.

I would now like to discuss our outlook for the fiscal year ending December 31, 2019.  In our previous call, we confirmed the guidance of 2019 of between $14 million and $15 million in revenue for the full year.  As per my previous comments, we have experienced delays with contract execution and implementation with certain customers.

When the original guidance was given, we expected approximately $6 million in revenues from certain project implementations.  Although some of this has now been delayed to 2020, I am pleased to report that given our results for the first nine months to date, as well as our visibility on new and current projects for the remainder of the year, we have secured new additional business that will allow us to achieve at or near our original guidance.

As such, we are revising our revenue guidance for the full year of 2019 to between $13.5 million and $14 million.  It’s worth remembering that our guidance is based on contracts that are in backlog and will be substantially executed by yearend.  We are also anticipating additional orders from both new and existing customers, some of which may be implemented prior to the end of the fiscal year.

Finally, I am pleased to report that with solid increases in our backlog, pending contracts in pipeline, we are giving initial guidance of $20 million for revenue in 2020.

This completes my financial summary.  I’d now like to turn the call back over to Gianni for additional insights into our recent operational progress, as well as our outlook for the remainder of 2019.  Gianni?

G. Arcaini

Thank you, Adrian, and now I get to talk about the good stuff.  I’d like to provide some key updates for the quarter, as well as expand on our outlook for the remainder of the year.

The first quarter of this year we formed a dedicated team of development engineers to focus specifically on expanding our existing technology roadmap.  Since that time, I’m pleased to report we have already seen excellent initial traction with a handful of new technologies to be announced soon.

Our product development team is currently working on a number of technology upgrades and new technologies, which we plan to discuss at a later date.  While we are, of course, focused on generating and accelerating new business, we remain dedicated to providing technology innovations and superior quality in our current products.  Operationally, we are also still winning new business, as well as expanding our relationships with our existing blue chip customers.

First, as you may have seen from our press releases issued just a week ago, we were recently awarded a $1.8 million contract with a Class 1 freight railroad customer to implement a turnkey Rail Inspection Portal, or as we call it, a RIP.  As mentioned in the press release, we expect installation of the system to be fully completed prior to the end of this year, allowing us to recognise substantially all of the revenue from this contract during this calendar year.  The award includes a contract for tech support, as well as the development and maintenance of a significant library of AI algorithms.

Also within our rail business, back in August, we were awarded a $2.3 million contract with an existing Class 1 freight railroad customer to replace an earlier generation system with our latest generation [indiscernible - 53:57] technology.  This award also includes provisions for five years of technical support.

Also in August, we were awarded an expanded contract with a current Class 1 railroad customer for the development and maintenance of an expanding library of artificial intelligence algorithms to increasingly automate this customer’s inspection process.  This contract has an initial value of approximately $1 million and will be recognised with $200,000 annually over the five-year life of the contract.

This award also provides for an initial library of AI-based algorithms for maintenance inspections of the customer’s rail costs.  Important to know about this deal is that the development of the models and applications, as well as hosting, will be undertaken by our TrueVue 360 subsidiary.  This agreement represents the first of what we anticipate will be many additional recurring revenue-based agreements for TrueVue 360 as we build out our capabilities in this space for existing and new customers alike.

Moving to updates earlier in Q3, we received a purchase order to provide a multi-track Automated Pantograph Inspection System or called apis for Chicago Metra, which oversees all commuter rail operations in the 3,700 square mile northeastern Illinois region.  For those of you less familiar with the pantograph technology, the pantograph technology is the mission critical component in the transit rail industry.  Pantograph relay current from high voltage overhead electrical wires to power the train.  The friction points to the high-voltage wire consists of a sacrificial carbon fiber strip, which is constantly inspected for visual damage in the form of cracks, chips or bends that could result in track down time if not timely identified and repaired.

We are currently in an advanced stage of developing a 3D version of this technology, which combined with our AI machine-learning algorithms will provide stakeholders with an early warning of degrading carbon fiber strips.  By adding these preventive detection capabilities, transit operators are expected to be able to significantly reduce commuter traffic interruptions due to unscheduled downtime.  I’m sure that some of you have experienced that every time.

We recently completed development of a car and truck version of an undercarriage inspection system.  We were able to reduce manufacturing costs by over 50% compared to the next low-priced technology on the market.  This undercarriage inspection technology will be deployed with a robust AI feature, which will be developed by our TrueVue 360 team.

Furthermore, our Track Intrusion Detection System has been rebranded as Track Aware [ph].  I am pleased to report that since deployment, our AI-based beta unit at the New York location, we have recorded nearly zero false positives.  Furthermore, we are planning to distribute this solution through large camera manufacturers as an onboard system.  Our TrueVue 360 business development team will be marketing this product starting in January of 2020.

Moving to a few other non-operational items worth sharing from the quarter.  First, we also participated in some notable industry events during the quarter.  As I said before, while these types of events don’t contribute an immediate ROI for our business they have played a demonstrably critical and crucial role in creating additional awareness of our solutions in the marketplace.

Back in late September, we exhibited at the 59th Annual Railway Interchange 2019, which was held in Minneapolis, Minnesota.  Exhibiting at the RSSI Conference was a great opportunity for Duos to raise our profile within the rail community and get our solutions in front of relevant industry personnel who understand the value of our technology hopes.

At the event we displayed the latest generation of our Rail Inspection Portal System, as well as one of our latest innovations, the Track Intrusion Detection System or Track Aware for short. Track Aware utilises advanced artificial intelligence to monitor transit facilities and right of way to detect and characterise the presence of people or objects on and around the track bed.

Now shifting to our outlook.  Well into the final quarter for the year we are continuing to see strong, positive momentum building for new deals and finalised agreements.  While Q3 was, again, impacted by some of the ongoing delays we have already mentioned, we still expect to recognise most, if not all, of those delayed revenues before the end of the year.

Based on our current opportunity pipeline and backlog, we remain confident in our ability to generate sequential growth again in Q4 with a potential strong finish for the year.  More explicitly, as Adrian mentioned a minute ago, we fully expect to achieve our revised annual revenue projection and anticipate providing additional announcements in the coming weeks.

In summary, we are very excited and confident in both the near and long-term prospects for our business and we are looking forward to providing additional updates on our progress as we expect to close out the year on a high note.

With that, we are ready to open the call for questions.  Operator, please provide the appropriate instructions.

Coordinator

Thank you, everyone.  Your question-and-answer session will now begin. [Operator instructions].  Our first question will come from Ashok Kumar from Think Equity.  Please proceed, your line is open.

A. Kumar

Thank you.  Thank you, Gianni and Adrian.  Just a follow-up to your earlier comment in terms of project-related revenue that tend to be non-linear over the course of the year.  As I look into 2020, could you give some color in terms of the contribution from the asset management and AI, and potentially acquisitions that could give a more linear profile to the top line?

A related question also is given the opex forecast for ‘20, what do you think is going to be your breakeven profitability levels?  Are we looking at high teens?  What will be the timeline we get there?  Thank you.

A. Goldfarb

Thank you, Ashok, this is Adrian.  There’s multiple parts, and I’ll see   if I can address each of the parts of the question.  With respect to the   business going forward in 2020, as we have described in quite some   detail, the recurring revenue part of that business is going to be growing primarily through the AI piece of the business with TrueVue 360.

As I mentioned, I think, during my dialogue, that part is expected to grow over time to become about 20% of our total revenue in the next 24 months.  So, you’ll see some impact of that in 2020.  There’s nothing right now in that initial guidance, and please understand that is initial guidance for 2020.  At the moment, we’ve not really put anything specifically in there in terms of the breakdown between our project business and also our AI businesses.  That will come, as Gianni mentioned, in future announcements going forward.

With respect to the second part of your question, we are currently working on our forecast going forward.  We have given, obviously, the initial guidance that’s based on symmetrics that we provide each quarter in terms of our backlog, and our pending contracts and our pipeline.  And so, that’s based on—that we’re anticipating plus [background noise - 63:44] that they’re already being worked on.

We have not yet looked at in terms of what the contribution will be to that.  However, we are going to be moving forward towards breakeven and profitability, obviously, as that revenue line grows.

A. Kumar

You stated aggregate margins at 50%, and I assume you’ll be able to   sustain at those levels in calendar ’20?

A. Goldfarb

You’re speaking about gross margins, correct, Ashok?

A. Kumar

Yes, yes.

A. Goldfarb

Traditionally, and we have a long history to bear this out, our business   typically has produced around about a 50% or better gross margin.  As I mentioned, it was in the beginning of my section, since the move to   ASC 606, sometimes the way that revenues are measured from quarter   to quarter don’t always provide for that, and you could end up in a   situation like we had last quarter where the expenses are much higher   against the revenue you can actually record.

But over the year, this tends to smooth out.  And, in fact, you can see   that the overall gross margin reported in Q3 was around 47%, and it’s   been pretty stable.  We expect that gross margin to continue to   improve over time.  And, in fact, it wouldn’t be unusual to expect that   to continue to increase as the recurring revenue portion of our business becomes a greater component of the overall revenue.

A. Kumar

Thank you, Gianni and Adrian.  All the best.

A. Goldfarb

Thank you.

G. Arcaini

Thanks.

Coordinator

[Operator instructions] At this time, this concludes our question-and -answer session.  I’d now like to turn the call back over to Mr. Arcaini   for his closing remarks.

G. Arcaini

Again, thank you for joining us today.  I especially want to thank

our   employees, our partners, investors and our customers for their   continued support.  We’re looking forward to an exciting 2020, and we will update you on our next call accordingly.  Operator?

Coordinator

Before we conclude today’s call, I would like provide Duos’ Safe Harbor statement that includes important cautions regarding forward-looking statements made during this call.

This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking terminology such as believes, expect, may, will, should, anticipates, plans, and their opposite or similar expressions are intended to identify forward-looking statements.  We caution you that these statements are not guarantees of future preference or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies Group, Inc.’s actual results to defer materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited, to those described in item 1A in Duos’ Annual Report on Form 10K, which is expressly incorporated herein by reference and other factors as may periodically be described in Duos’ filings with the SEC.

Thank you for joining us today for Duos Technologies Group’s 2019 Third Quarter Earnings Conference Call.  You may now disconnect.

[END OF CALL]